Filed pursuant to Rule 433

Registration Statement No. 333-129000

March 16, 2006

Relating to Preliminary Prospectus Supplement

Dated March 16, 2006

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

Issuer:	Federative Republic of Brazil

Transaction:	Reopening of 7.125% Global Bonds due 2037

Ratings:	Ba3/BB/BB-

Distribution:	SEC Registered

Amount Issued:	$500,000,000 (brings total size to $1,500,000,000)

Gross Proceeds:	$518,735,000 (not including accrued interest)

Coupon:	7.125%

Maturity:	January 20, 2037

Offering Price:	103.747% plus accrued interest from January 18, 2006

Yield to Maturity:	6.831%

Spread to Treasury:	+204 bps

Benchmark:	UST 5.375% 2/31 @ 108-14 4.791%

Interest Pay Dates:	January 20 and July 20

Beginning:	July 20, 2006

Settlement Date:	(T+5) March 23, 2006

Underwriting Fee:	0.30%

CUSIP:	105756BK5

ISIN:	US105756BK57

Common Code:	024104117

Bookrunners:	HSBC and JPMorgan (JPM to bill & deliver)

Co-Manager:	Itau

Underwriting Commitments:	HSBC: $245,000,000

JPMorgan: $245,000,000

Itau: $10,000,000

Total: $500,000,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/205317/000119312506056226/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4307 or 1-212-525-4669.

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